EXHIBIT 10.11

FORM OF EQUITY COMMITMENT AGREEMENT

THIS AGREEMENT made as of the ■ day of ■, 2021

B E T W E E N:

BROOKFIELD BBP CANADA HOLDINGS INC.
(“Canada HoldCo”), a corporation existing under the laws of the Province of Ontario

- and -

BROOKFIELD BUSINESS CORPORATION
(“BBUC”), a corporation existing under the laws of the Province of British Columbia

RECITALS:

A.	WHEREAS Canada HoldCo will subscribe for, or cause one of its Affiliates (as defined below) to subscribe for, Class C Shares or Preferred Shares of BBUC, on the terms and conditions set forth in this Equity Commitment Agreement and, as applicable, the articles of incorporation of BBUC, as the same may be amended and/or restated from time to time; and

B.	WHEREAS BBUC intends to call on Canada HoldCo’s Commitment, from time to time and as necessary, to fund growth capital investments and acquisitions, or for working capital purposes;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Interpretation

1.1	Definitions. In this Equity Commitment Agreement, the following terms shall have the following meanings:

1.1.1	“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.2	“BBU Group” means the BBU Partnership, the Business Partnership, the Holding Entities, the Operating Entities and any other direct or indirect Subsidiary of a Holding Entity, other than any member of the BBUC Group;

1.1.3	“BBU Partnership” means Brookfield Business Partners L.P.;

1.1.4	“BBU Partnership Agreement” means Amended and Restated Limited Partnership Agreement of BBU Partnership, dated May 31, 2016, as thereafter amended;

1.1.5	“BBUC” has the meaning assigned thereto in the preamble;

1.1.6	“BBUC Group” means BBUC and any of its direct or indirect Subsidiaries;

1.1.7	“Business Day” means any day that the Principal Stock Exchange is open for trading, other than any legal holiday recognized as such in the Province of Ontario or the Province of British Columbia;

1.1.8	“Business Partnership” means Brookfield Business L.P.;

1.1.9	“Canada HoldCo” has the meaning assigned thereto in the preamble;

1.1.10	“Class A Shares” means the class A exchangeable subordinate voting shares in the capital of BBUC;

1.1.11	“Class C Shares” means the class C non-voting shares in the capital of BBUC;

1.1.12	“Commitment” has the meaning assigned thereto in Section 2.1;

1.1.13	“Commitment Period” means the period commencing on the Effective Date and ending on the tenth anniversary following the Effective Date;

1.1.14	“Control” means the control of one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and for certainty and without limitation, if A owns shares to which more than 50% of the votes permitted to be cast in the election of directors to the board of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose;

1.1.15	“Draw-Down Notice” means a notice to Canada HoldCo of a draw-down on the Commitment;

1.1.16	“Effective Date” means the date hereof;

1.1.17	“Equity Commitment Agreement” means this equity commitment agreement as it may be amended or restated from time to time;

1.1.18	“Holding Entity” has the meaning assigned thereto in the BBU Partnership Agreement;

1.1.19	“Operating Entity” has the meaning assigned thereto in the BBU Partnership Agreement;

1.1.20	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.21	“Preferred Shares” means the class A senior preferred shares and the class B junior preferred shares in the capital of BBUC;

1.1.22	“Principal Stock Exchange” means the New York Stock Exchange or if the Class A Shares are not listed on the New York Stock Exchange, the principal stock exchange on which the Class A Shares are listed;

1.1.23	“Subscriber” means Canada HoldCo or any other member of the BBU Group that Canada HoldCo causes to subscribe for Class C Shares or Preferred Shares pursuant to this Equity Commitment Agreement;

1.1.24	“Subscription Payment” has the meaning assigned thereto in Section 2.2;

1.1.25	“Subscription Payment Date” means a date specified in a Draw-Down Notice on which a Subscription Payment is to be made to BBUC;

1.1.26	“Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person; and

1.1.27	“US$” means United States dollars.

1.2	Headings. The inclusion of headings and a table of contents in this Equity Commitment Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3	Gender and Number. In this Equity Commitment Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

1.4	Invalidity of Provisions. Each of the provisions contained in this Equity Commitment Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Equity Commitment Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.5	Currency. Except where otherwise expressly provided, all amounts in this Equity Commitment Agreement are stated and shall be paid in US$. BBUC shall call all Subscription Payments in US$. Canada HoldCo shall make all Subscription Payments in US$ or in the equivalent amount of Canadian Dollars on the basis of rates quoted by appropriate financial institutions of repute or by internationally recognized financial publications or news services. If it is necessary for any amounts to be converted from another currency into US$, then BBUC will convert the amount using rates quoted by appropriate financial institutions of repute or by internationally recognized financial publications or news services.

1.6	Waiver, Amendment.

Except as expressly provided in this Equity Commitment Agreement, no amendment or waiver of this Equity Commitment Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Equity Commitment Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Equity Commitment Agreement constitute a continuing waiver unless otherwise expressly provided.

1.7	Governing Law

This Equity Commitment Agreement shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

2.	The Commitment

2.1	The aggregate commitment of Canada HoldCo to subscribe for Class C Shares and Preferred Shares of BBUC pursuant to this Equity Commitment Agreement is $2 billion (the “Commitment”).

2.2	Each draw-down shall not exceed $250,000,000, unless Canada HoldCo otherwise agrees, and each subsequent draw-down shall be made a minimum of 120 days after the receipt of the last Draw-Down Notice from BBUC.

2.3	Subject to Sections 3 and 4, on each Subscription Payment Date, the Subscriber shall pay to BBUC an amount of cash set out in a Draw-Down Notice (the “Subscription Payment”) in exchange for the issuance of Class C Shares and/or Preferred Shares pursuant to Section 6.

2.4	The amount of the Commitment shall be permanently reduced by the amount of any Subscription Payment made to BBUC.

3.	Subscription Payments on Draw-Downs

3.1	Canada HoldCo shall cause one or more Subscribers to make a Subscription Payment to BBUC following receipt of a Draw-Down Notice from BBUC and in such amount as BBUC shall specify in the Draw-Down Notice; provided that no Subscription Payment shall be less than $10 million or in excess of the undrawn amount of the Commitment at the time the Subscription Payment is to be made.

3.2	BBUC shall give the Draw-Down Notice to Canada HoldCo in the manner specified in Section 10 hereof. The Draw-Down Notice shall:

3.2.1	specify (i) the place at which such Subscription Payment is to be made, including, if applicable, the account of BBUC or one or more of its subsidiaries to which such Subscription Payment should be made, (ii) the security to be issued, (iii) the amount of such Subscription Payment to be made, and (iv) the Subscription Payment Date and time at which such Subscription Payment is to be made, which shall not be earlier than 12:00 p.m., Toronto time, generally on the tenth Business Day, but in no event earlier than the fifth Business Day, after the giving of the Draw-Down Notice; and

3.2.2	confirm that (i) BBUC is able to pay its liabilities as they become due; and (ii) there has been no material adverse effect with respect to BBUC or its affairs or financial condition.

3.3	If BBUC deems it advisable, BBUC may reduce the amount of or cancel any call for a Subscription Payment by giving notice to Canada HoldCo in accordance with Section 10, subject to Section 3.1.

4.	Conditions Precedent

Canada HoldCo’s obligations pursuant to Section 3.1 are subject to compliance, as of the Subscription Payment Date, with each of the following conditions precedent which are for the sole and exclusive benefit of Canada HoldCo and may be waived by Canada HoldCo in its sole discretion:

4.1	a member of the BBU Group shall Control BBUC and a member of the BBU Group shall have the ability to elect a majority of the directors of BBUC;

4.2	a Draw-Down Notice shall have been provided to Canada HoldCo in accordance with Section 3.2;

4.3	a majority of the directors of BBUC shall have authorized the issuance of Class C Shares or Preferred Shares pursuant to Section 6; and

4.4	on each of the five Business Days immediately preceding the Subscription Payment Date, Class A Shares shall have traded on the Principal Stock Exchange.

5.	Expiration of the Commitment Period and Termination

Upon the earlier of (i) the expiration of the Commitment Period, subject to the ongoing obligation to satisfy a previously issued Draw-Down Notice, and (ii) the making of Subscription Payments equal to the full amount of the Commitment, no Subscriber shall be required to make Subscription Payments and this Equity Commitment Agreement shall terminate and no longer be of any effect.

6.	Issuance of Class C Shares or Preferred Shares

6.1	Upon making a Subscription Payment to BBUC, BBUC, at BBUC’s election, shall:

6.1.1	issue a number of Class C Shares equal to the cash amount of the Subscription Payment divided by the volume-weighted average of the trading price for one Class A Share on the Principal Stock Exchange for the five trading days immediately preceding the Subscription Payment Date;

6.1.2	issue a number of Preferred Shares equal to the cash amount of the Subscription Payment divided by the issue price and redemption price for one Preferred Share (being $25.00); or

6.1.3	issue a number of any combination of Class C Shares and/or Preferred Shares with an aggregate issue price, as calculated in accordance with this Section 6.1, equal to the cash amount of the Subscription Payment.

6.2	Prior to the issuance of Preferred Shares to the Subscriber, BBUC shall deliver to Canada HoldCo the terms of the applicable Preferred Shares. If Canada HoldCo does not accept the terms of such Preferred Shares, BBUC shall issue Class C Shares to the Subscriber pursuant to this Section 6.

7.	Representations and Warranties

7.1	Canada HoldCo hereby represents and warrants to BBUC that:

7.1.1	it is validly organized and existing under the laws of the Province of Ontario;

7.1.2	it has the power, capacity and authority to enter into this Equity Commitment Agreement and to perform its duties and obligations hereunder;

7.1.3	it has taken all necessary action to authorize the execution, delivery and performance of this Equity Commitment Agreement;

7.1.4	the execution and delivery of this Equity Commitment Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents;

7.1.5	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Equity Commitment Agreement; and

7.1.6	this Equity Commitment Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

7.2	BBUC hereby represents and warrants to Canada HoldCo that:

7.2.1	it is validly organized and existing under the laws of the Province of British Columbia;

7.2.2	it has the power, capacity and authority to enter into this Equity Commitment Agreement and to perform its duties and obligations hereunder;

7.2.3	it has taken all necessary action to authorize the execution, delivery and performance of this Equity Commitment Agreement;

7.2.4	the execution and delivery of this Equity Commitment Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents;

7.2.5	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Equity Commitment Agreement; and

7.2.6	this Equity Commitment Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

8.	Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Equity Commitment Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Equity Commitment Agreement.

9.	Successors and Assigns

No party may assign its right or benefits under this Equity Commitment Agreement without the prior written consent of the other parties hereto provided that Canada HoldCo may assign its rights and benefits under this Equity Commitment Agreement to any member of the BBU Group without obtaining the prior written consent of the other parties. This provision of this Equity Commitment Agreement shall enure to the benefit of and be binding on the parties to this Equity Commitment Agreement and their respective successors and assigns.

10.	Notice

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid mail, by facsimile or other means of electronic communication or by delivery as hereafter provided. Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

(a)	if to Canada HoldCo: Brookfield Place, Suite 300

181 Bay Street

Toronto, ON M5J 2T3

(b)	if to BBUC:

Brookfield Business Corporation
Brookfield Place

250 Vesey Street, 15th Floor
New York NY 10281

11.	Counterparts

This Equity Commitment Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first written above.

BROOKFIELD BBP CANADA HOLDINGS INC.

By:
Name:
Title:

BROOKFIELD BUSINESS CORPORATION

By:
Name:
Title:

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